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                                  EXHIBIT 23.1


                          Consent of Ernst & Young LLP



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Universal Automotive Industries, Inc. for the registration of 6,185,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the 2002 consolidated financial statements and schedule of Universal Automotive Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commissions.

                                                     /s/ Ernst & Young LLP

Chicago, Illinois
December 2, 2003